EXHIBIT 99


Release Date:                                            Further Information:

IMMEDIATE RELEASE                                        David J. Bursic
January 2, 2003                                          President and
                                                         Chief Executive Officer
                                                               -or-
                                                         Pamela M. Tracy
                                                         Investor Relations
                                                         Phone: (412) 364-1913


                        WVS FINANCIAL CORP. TO REPURCHASE
                      UP TO 130,000 SHARES OF COMMON STOCK

     PITTSBURGH, PENNSYLVANIA--WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, announced today that the Company's Board of Directors authorized its Sixth Stock Repurchase Program. The Sixth Stock Repurchase Program will total 130,000 shares or approximately 5% of the 2,591,807 shares expected to be outstanding upon completion of the current Fifth Stock Repurchase Program, and will commence upon completion of the current repurchase program. As of December 31, 2002, 10,035 shares remain to be repurchased under the current program as the Company has repurchased 189,965 shares.

     Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next twelve months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company's stock benefit plans.

     WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.


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